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                                                                     EXHIBIT 5.1

                               PROSKAUER ROSE LLP

                                  1585 Broadway

                          New York, New York 10036-8299

                                                         April 10, 2002


Gray Communications Systems, Inc.
4370 Peachtree Road, NE
Atlanta, Georgia 30319

Ladies and Gentlemen:

                  We have acted as special counsel to Gray Communications Systems, Inc., a Georgia corporation (the "Company"), and those certain Subsidiary Guarantors that are Delaware corporations or limited partnerships and listed on Exhibit A attached hereto (the "Delaware Guarantors") in connection with the proposed offer by the Company to exchange $180,000,000 aggregate principal amount of its 9.25% Senior Subordinated Notes due 2011 that have been registered under the Securities Act of 1933, as amended (the "Exchange Notes"), for all of its outstanding 9.25% Senior Subordinated Notes due 2011 (the "Original Notes" and, collectively with the Exchange Notes, the "Notes"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company's Registration Statement on Form S-4 (the "Registration Statement"), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Exchange Notes.

                  In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company and the Delaware Guarantors) as we considered necessary or appropriate for enabling us to express the opinions set forth below. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

                  Based upon and subject to the foregoing, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement, dated as of December 21, 2001, by and among the Company, the Subsidiary Guarantors and the initial purchasers of the Notes, and the Indenture, each Guarantee of a Delaware Guarantor will constitute the valid and legally binding obligation of the Delaware Guarantor party thereto, enforceable against such Delaware Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent

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conveyance and similar laws affecting creditors' rights generally and subject to general principles of equity.

                  In connection with our opinion above, we have assumed the adequacy of the consideration that supports the agreements of the Delaware Guarantors and the solvency and adequacy of capital of each of the Delaware Guarantors.

                  This opinion is limited to the federal law of the United States, the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act and the laws of the state of New York.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement.

                                                          Very truly yours,


                                                          /s/ Proskauer Rose LLP


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                                    EXHIBIT A

                               Delaware Guarantors

KOLN/KGIN, Inc.
WEAU Licensee Corp.
KOLN/KGIN License, Inc.
WJHG Licensee Corp.
WCTV Licensee Corp.
WVLT Licensee Corp.
WRDW Licensee Corp.
WITN Licensee Corp.
WKYT Licensee Corp.
WYMT Licensee Corp.
KWTX-KBTX Licensee Corp.
KXII Licensee Corp.
Gray Television Management, Inc.
Gray MidAmerica Holdings, Inc.
Gray Publishing, Inc.
Gray Digital, Inc.
KWTX-KBTX LP Corp.
KXII LP Corp.
Porta-Phone Paging Licensee Corp.
KXII L.P.
KWTX-KBTX L.P.


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